Exhibit 99.1

Iterum Therapeutics announces Issuance of Allowance for a U.S. Patent Covering Oral Sulopenem

DUBLIN, Ireland and CHICAGO, December 15, 2022 (GLOBE NEWSWIRE) -- Iterum Therapeutics plc (Nasdaq: ITRM) (the “Company” or “Iterum”), a clinical-stage pharmaceutical company focused on developing next generation oral and IV antibiotics to treat infections caused by multi-drug resistant pathogens in both community and hospital settings, today announced that the United States Patent and Trademark Office (“USPTO”) has issued Iterum a Notice of Allowance for U.S. patent application number 16/372,075 entitled “Combinations of Beta-Lactam Compounds and Probenecid and Uses Thereof” that covers the use of Iterum's candidate combination of sulopenem etzadroxil and probenecid in treating multiple diseases, including uncomplicated urinary tract infections.

“Following on from the patent recently issued by the USPTO directed to the composition of the bilayer tablet of sulopenem etzadroxil and probenecid (“oral sulopenem”) and its related uses, we are very pleased to strengthen our oral sulopenem patent estate further with the addition of this new patent which, when issued, will afford protection until at least 2039 and further enhance its commercial opportunity. If approved, oral sulopenem will be the first oral penem available in the United States,” said Corey Fishman, Chief Executive Officer. “Enrollment in our pivotal Phase 3 clinical trial for oral sulopenem for the treatment of uncomplicated urinary tract infections is ongoing, and we expect to provide an update following an interim analysis at 50% patient enrollment.”

This Notice of Allowance concludes the substantive examination of the patent application and will result in the issuance of a U.S. patent after administrative processes are completed. The U.S. patent scheduled to issue from this application will expire April 1, 2039, absent any extensions. The recently issued U.S. patent for oral sulopenem entitled “Combinations of Beta-Lactam Compounds and Probenecid and Uses Thereof” also expires in 2039, absent any extensions.

The Company’s patent portfolio also contains pending patent applications outside the U.S. including Europe and China, submitted following receipt of the Written Opinion of the International Search Authority indicating that several claims directed to the composition of the bilayer tablet of oral sulopenem are novel and inventive.

About Iterum Therapeutics plc

Iterum Therapeutics plc is a clinical-stage pharmaceutical company dedicated to developing differentiated anti-infectives aimed at combatting the global crisis of multi-drug resistant pathogens to significantly improve the lives of people affected by serious and life-threatening diseases around the world. Iterum Therapeutics is advancing its first compound, sulopenem, a novel penem anti-infective compound, in Phase 3 clinical development with an oral formulation and IV formulation. Sulopenem has demonstrated potent in vitroactivity against a wide variety of gram-negative, gram-positive and anaerobic bacteria resistant to other antibiotics. Iterum Therapeutics has received Qualified Infectious Disease Product (QIDP) and Fast Track designations for its oral and IV formulations of sulopenem in seven indications.

Forward-Looking Statements

This press release contains forward-looking statements. These forward-looking statements include, without limitation, statements regarding the potential approval of oral sulopenem by the U.S. Food and Drug Administration (the “FDA”), the timing and conduct of the ongoing Phase 3 clinical trial for oral sulopenem and the expected issuance of a U.S. patent in connection with the notice of allowance described above, including the timing thereof, and the protection provided by such patent. In some cases, forward-looking statements can be identified by words such as “may,” “believes,” “intends,” “seeks,” “anticipates,” “plans,” “estimates,” “expects,” “should,” “assumes,” “continues,” “could,” “would,” “will,” “future,” “potential” or the negative of these or similar terms and phrases. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements include all matters that are not historical facts. Actual future results may be materially different from what is expected due to factors largely outside the Company’s control, including uncertainties inherent in the design, initiation and conduct of clinical and non-clinical development, including the ongoing clinical trial and non-clinical development being conducted in response to the complete response letter received from the FDA in July 2021, availability and timing of data from the ongoing clinical and non-clinical development, changes in regulatory requirements or decisions of regulatory authorities, the timing or likelihood of regulatory filings and approvals, including the potential resubmission of the new drug application to the

FDA for oral sulopenem, changes in public policy or legislation, commercialization plans and timelines, if oral sulopenem is approved, the actions of third-party clinical research organizations, suppliers and manufacturers, the accuracy of Iterum’s expectations regarding how far into the future Iterum’s cash on hand will fund Iterum’s ongoing operations, the impact of COVID-19 and related responsive measures thereto, risks and uncertainties concerning the outcome, impact, effects and results of Iterum’s evaluation of corporate, strategic, financial and financing alternatives, including the terms, timing, structure, value, benefits and costs of any corporate, strategic, financial or financing alternative and Iterum’s ability to complete one at all and other factors discussed under the caption “Risk Factors” in its Quarterly Report on Form 10- Q filed with the Securities and Exchange Commission (the “SEC”) on November 10, 2022, and other documents filed with the SEC from time to time. Forward-looking statements represent the Company’s beliefs and assumptions only as of the date of this press release. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future.

Investor Contact:

Judy Matthews
Chief Financial Officer
312-778-6073
IR@iterumtx.com